Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 4, 2004, with respect to the financial statements of Travelbag Holdings Limited incorporated by reference in the Registration Statement Form F-3 and related Prospectus of ebookers plc for the registration of its ordinary shares.

/s/ Ernst & Young LLP

Ernst & Young LLP

Reading, England
March 22, 2004